Exhibit 10.4

AMENDMENT NO. 1 TO

NOTICE OF RESTRICTED STOCK GRANT

AND RESTRICTED STOCK AWARD AGREEEMENT

THIS AMENDMENT NO. 1 TO NOTICE OF RESTRICTED STOCK GRANT AND RESTRICTED STOCK AWARD AGREEMENT (the “Amendment”) is effective as of June 30, 2023, by and between Black Knight, Inc., a Delaware corporation (the “Company”), and [NAME] (“Grantee”) and amends that certain Notice of Restricted Stock Grant and Restricted Stock Award Agreement (Subject to Time-Based Restriction and Performance Restriction) (the “Agreement”) between the Company and Grantee with an Effective Date of Grant of March 10, 2021, which was issued under the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). The Company and Grantee hereby agree that the Agreement and the Plan are in full force and effect as of the date hereof and the terms and conditions of the Agreement and the Plan are incorporated herein by reference, except as specifically amended below.  In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.	The Vesting and Period of Restriction, as set forth in the Notice of Restricted Stock Grant of the Agreement, is deleted in its entirety and replaced with the below:
Vesting and Period of Restriction:

Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto, the Period of Restriction shall lapse, and the Shares shall vest and become free of the forfeiture provisions contained in the Restricted Stock Award Agreement, with respect to one-third of the shares on each of the first, second, and fourth anniversaries of the Effective Date of Grant, subject to satisfaction of the applicable Performance Restriction as set forth on Exhibit A of the Restricted Stock Award Agreement, attached hereto.

2.	Exhibit A to the Agreement is deleted in its entirety and replaced with the below:

“EXHIBIT A

Vesting and Restrictions

This grant is subject to both Performance Restrictions and Time-Based Restrictions, as described below. The period between the Effective Date of Grant and the applicable Vesting Date of a Share of Restricted Stock is the “Period of Restriction” for such Share of Restricted Stock.

Time-Based Restrictions

In order for the Restricted Stock to vest on any Vesting Date, in addition to satisfying the applicable Performance-Based Restrictions (described below), the Grantee must satisfy the continued service conditions set forth in Section 2 of the Agreement (the “Time-Based Restrictions”) as of the applicable Anniversary Date.

Performance Restrictions

In order for the Restricted Stock to vest on any Vesting Date, the Compensation Committee of the Board of Directors of the Company (the “Committee”) must determine that the Company has achieved the applicable Performance Restriction for the applicable Measurement Period, as more specifically set forth below. Adjusted EBITDA shall be defined as net earnings from continuing operations, with adjustments to reflect the addition or elimination of certain statement of earnings items including, but not limited to, (i) depreciation and amortization; (ii) impairment charges; (iii) interest expense, net; (iv) income tax expense; (v) other expense, net; (vi) equity in losses of unconsolidated affiliates, net of tax; (vii) deferred revenue purchase accounting adjustment; (viii) equity-based compensation, including certain related payroll taxes; (ix) costs associated with debt and/or equity offerings, including the spin-off of Black Knight from Fidelity National Financial, Inc.; (x) spin-off related transition costs; (xi) acquisition-related costs, including costs pursuant to purchase agreements; (xii) costs associated with expense reduction initiatives; and (xiii) costs associated with executive transition, together with any other adjustments that the Company may include in its presentation of Adjusted EBITDA to investors. Final calculations of our achievement of the Performance Restrictions are subject to adjustment for acquisitions, divestitures, major restructuring charges, and non-budgeted discontinued operations, as well as variances as a result of the market or legislative effect on origination and default volumes. The Committee will evaluate whether the Performance Restriction has been achieved following the completion of the Measurement Period; provided, however, that to the extent not already achieved, all Performance Restrictions shall be deemed to be achieved upon the consummation of a Change in Control.

Anniversary Date	% of Restricted Stock	Performance Restriction	Measurement Period	Vesting Date
First (1st) anniversary of the Effective Date of Grant.	33.34%	Adjusted EBITDA equal to or greater than $609.9 million ACHIEVED	January 1, 2021 through December 31, 2021	The later of the first (1st) Anniversary Date or the date the Committee determines the applicable Performance Restriction has been achieved.*
Second (2nd) anniversary of the Effective Date of Grant.	33.33%	Adjusted EBITDA equal to or greater than 2021 fiscal year Adjusted EBITDA ACHIEVED	January 1, 2022 through December 31, 2022	The later of the second (2nd) Anniversary Date or the date the Committee determines the applicable Performance Restriction has been achieved.*

Anniversary Date	% of Restricted Stock	Performance Restriction	Measurement Period	Vesting Date
Fourth (4th) anniversary of the Effective Date of Grant	33.33%	Adjusted EBITDA equal to or greater than 2022 fiscal year Adjusted EBITDA THE PERFORMANCE RESTRICTION WAS WAIVED BY THE COMMITTEE ON JUNE 30, 2023	January 1, 2023 through December 31, 2023

The later of the fourth (4th) Anniversary Date or the date the Committee determines the applicable Performance Restriction has been achieved.*

THE PERFORMANCE RESTRICTION WAS WAIVED BY THE COMMITTEE ON JUNE 30, 2023

*The date the Committee determines the applicable Performance Restriction has been achieved shall be the date the Committee approves the achievement of the applicable Performance Restriction based upon a report from the Company’s Chief Financial Officer based upon the Company’s audited financial statements for the Measurement Period.

Vesting

If the applicable Performance Restriction and Time-Based Restriction has been achieved as of a Vesting Date, the percentage of the Restricted Stock indicated on the row for such Vesting Date in the table above shall vest. If the Performance Restriction is not achieved during the applicable Measurement Period, the percentage of the Restricted Stock indicated on the row for such Vesting Date in the table above shall not vest and, for no consideration, will be automatically forfeited to the Company.”

Signature page follows.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

BLACK KNIGHT, INC. By: __________________________ Colleen E. Haley Its: SVP and Corporate Secretary
EMPLOYEE: ______________________________